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                                                                    EXHIBIT 4.1

                          LILLIAN VERNON CORPORATION

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                                     1997
                     PERFORMANCE UNIT, RESTRICTED STOCK,
             NONQUALIFIED OPTION AND INCENTIVE STOCK OPTION PLAN
                                 (THE "PLAN")

1. Definitions.

   The following terms shall have the following meanings for purposes of the
Plan:

   "Code" means the Internal Revenue Code of 1986 as the same may be amended from time to time.

   "Committee" means the committee described in Paragraph 4 which shall administer the Plan.

   "Common Stock" means Common Stock, par value One ($.01) Cent per share, of the Corporation.

   "Corporation" means Lillian Vernon Corporation.

   "Fair-Market Value" means with respect to Common Stock (or other stock of the Corporation), its Mean Price on the day of determination as specified in the Plan if such Common Stock (or other stock) is publicly traded and, if not, then the Fair-Market Value shall be determined by the Committee in accordance with applicable Treasury Regulations under the Code.

   "Incentive Option(s)" means the qualified incentive stock options referred to in Paragraph 9.

   "Mean Price" means with respect to Common Stock (or other stock of the Corporation), the Fair-Market Value thereof as shall be determined by the Committee and, if the Common Stock (or such other stock) of the Corporation is listed on a national securities exchange or traded on the Over-the-Counter market, the Fair-Market Value shall be the mean of the high and low trading prices or of the high bid and low asked prices of the Common Stock (or such other stock) of the Corporation on such exchange, or on the Over-the-Counter market as reported by the National Quotation Bureau, Inc., as the case may be (rounded to the next highest cent in the case of fractions of a cent), on the day of determination as specified in the Plan or, if there is no trading or bid or asked price on that day, the mean of the high and low trading or high bid and low asked prices (rounded to the next highest cent in the case of fractions of a cent) on the most recent day preceding the day of determination as specified in the Plan for which such prices are available.

   "Nonqualified Option(s)" means the nonqualified options referred to in Paragraph 7.

   "Option(s)" means the Nonqualified Options and Incentive Options.

   "Performance Unit(s)" means the Performance Units referred to in Paragraph
6.

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    "Restricted Stock" means the shares of Common Stock referred to in
Paragraph 8.

2. Stock Subject to the Plan.

   There are reserved for issuance upon the payment of Performance Units awarded, for issuance as Restricted Stock awards and the exercise of Options granted under the Plan an aggregate of five hundred twenty-five thousand (525,000) authorized and unissued shares of Common Stock. If any Option granted under the Plan shall expire or terminate for any reason (including, without limitation, by reason of its surrender, pursuant to the provisions of the third paragraph of Paragraph 7(b) or otherwise, or cancellation, in whole or in part, pursuant to the provisions of Paragraph 7(f) or otherwise, or the substitution in place thereof of a new Option) without having been exercised in full, the shares subject thereto shall again be available for the purposes of issuance pursuant to this Plan. Likewise, if Restricted Stock shall become subject to forfeiture and be returned to the Corporation pursuant to the provisions of Paragraph 8 hereof, such shares shall again be available for the purposes of issuance pursuant to this Plan. In no event shall authorized and unissued shares of Common Stock which, under the Plan, are authorized to be used in payment of Performance Unit awards be deemed to be unavailable for purposes of the Plan until such shares shall have been issued in payment thereof in accordance with the provisions of Paragraph 6(g).

3. Administration.

   The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Performance Units or Restricted Stock shall be awarded and Options shall be granted and the number of units and/or shares to be covered by each such award or grant. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the Corporation's success and such other factors as the Committee in its discretion may deem relevant. Subject to the express provisions of the Plan, the Committee shall also have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Restricted Stock, Performance Unit and Option agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations of the matters referred to in this Paragraph 3 shall be conclusive.

4. The Committee.

   The Committee shall consist of three or more members of the Board of Directors of the Corporation who are not employees of the Corporation or any subsidiary thereof. The Committee shall be appointed by the Board of Directors, which may from time to time appoint members of the Committee in substitution for members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times

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and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. Members of the Committee shall not be eligible to receive any option grants pursuant to the Plan.

5. Eligibility.

   Performance Units and Restricted Stock may be awarded only to employees (including officers) of the Corporation and of its present and future subsidiary corporations (herein called subsidiaries). Incentive Options may be awarded only to full-time employees (including officers) of the Corporation or its subsidiaries. Nonqualified Options may be granted to employees (including officers), consultants and other individuals who render services to the Corporation and its subsidiaries. Any such eligible individual may receive one or more Performance Unit awards or one or more Options or one or more Restricted Stock awards, or a combination thereof, as the Committee shall from time to time determine, and such determinations may be different as to different individuals and may vary as to different awards and grants. A Director of the Corporation or of a subsidiary who is not also an employee of the Corporation or of a subsidiary will not be eligible to receive Performance Units, Restricted Stock, Non-Qualified Options or Incentive Options under the Plan.

6. Performance Unit Awards.

   (a) Performance Units which are awarded to an employee shall have a payment value at the end of the applicable award cycle contingent upon performance of the Corporation and/or of such employee's subsidiary, division or department over the award cycle. The length of the award cycle over which Performance Units are to be earned out shall be determined by the Committee at the time such Performance Units are awarded, but in no event shall the award cycle be less than one (1) fiscal year. The performance measures may include, but shall not be limited to, cumulative growth in pre-tax profits, earnings per share, return on shareholders' equity, return on capital employed or increase in the market value of the Common Stock of the Corporation. Such measures may be applied on an absolute basis or relative to industry indices and shall be defined in a manner which the Committee shall deem appropriate. For each award cycle, the Committee shall establish a payment schedule based upon the performance measures determined for such award cycle. If during the course of an award cycle there should occur, in the opinion of the Committee, significant changes in economic conditions or in the nature of the operations of the Corporation or subsidiary, division or department which the Committee did not foresee in establishing the performance measures for such award cycle and which, in the Committee's sole judgment, have, or are expected to have, a substantial effect on the performance of the Corporation or an employee's subsidiary, division or department during such award cycle, the Committee may revise the payment schedule and performance measures formerly determined by it in such manner as the Committee, in its sole judgment, may deem appropriate.

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    (b) In determining the number of Performance Units to be awarded, the
Committee shall take into account an employee's responsibility level, performance, potential, cash compensation level and such other considerations as it deems appropriate.

   (c) An award of Performance Units to an employee shall terminate for all purposes if the employee does not remain, during the award cycle, continuously in the employ of the Corporation or one of its subsidiaries, except in the case of death, disability or retirement at age sixty-five (65) or early retirement with the consent of the Corporation (hereinafter "Retirement") in which case (and provided that the employee at the time of death, disability or Retirement as aforesaid, shall have been continuously in the employ of the Corporation or one of its subsidiaries during the period commencing on the date the award is granted and ending on the first anniversary thereof) the employee will be entitled to payment (such payment to be made in accordance with the provisions of Paragraph 6(d)) of the same portion of the payment value of the award the employee would otherwise have been paid (such payment value, if any, to be determined at the conclusion of the applicable award cycle in accordance with the provisions of Paragraphs 6(a) and 6(e)) as the portion of the award cycle during which the employee was employed bears to the full award cycle. Under particular circumstances, the Committee may make other determinations with respect to employees whose services do not meet the foregoing requirements, including the waiver of any of the requirements of this subparagraph (c) relating to periods of employment.

   (d) Unless the Committee otherwise determines, no payment with respect to Performance Units will be made to an employee prior to the end of such employee's award cycle applicable to the Performance Units awarded to such employee.

   (e) An employee's interest in any Performance Units awarded to him shall mature on the last day of the award cycle for such award. The payment value of a performance unit shall be the dollar amount calculated on the basis of the payment schedule applicable to such award cycle.

   (f) The total amount of payment value due an employee at the conclusion of an award cycle shall be paid on such date following the conclusion of such award cycle as the Committee shall designate, except as specifically otherwise provided in the Plan.

   (g) Payment of the payment value due an employee shall be made, at the election of the Committee as to each employee, (i) in cash, (ii) in shares of Common Stock of the Corporation (to be determined by dividing the payment value of all matured Performance Units by the average of the Mean Price of such stock during the five business days immediately preceding the date of payment) or (iii) in a combination of cash and shares of Common Stock so valued.

   (h) A person to whom any award has been made shall not have any interest in the cash or stock awarded to him until the cash has been paid to him or the certificates for the stock have been delivered to him, as the case may be, in accordance with the provisions of this Plan.

   (i) In the event of any changes in the outstanding stock of the Corporation by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares,

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split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to shareholders other than cash dividends, the Committee shall make such adjustments, if any, in the light of the change or distribution as the Committee in its sole discretion shall determine to be appropriate, in the number of shares of stock covered by any award for which certificates have not been delivered.

   (j) In any case in which payment of an award is to be made in stock, the Corporation shall have the right to retain or sell without notice sufficient shares of stock (taken at the Mean Price of such stock on such date or dates as may be determined by the Committee, but not more than five (5) business days prior to the date on which such shares would otherwise have been delivered) to cover the amount of any tax required by any government to be withheld or otherwise deducted and paid with respect to such payment, remitting any balance to the employee; provided, however, that the employee shall have the option to provide the Corporation with the funds to enable it to pay such tax. The Corporation shall also have the right, in lieu of delivering the certificate or certificates for any of or all the stock which would otherwise be deliverable to the employee pursuant to this Plan, to pay to such employee on the date on which such certificate or certificates would otherwise be deliverable an amount in cash equal to the Mean Price of such stock on such date or dates as may be determined by the Committee, but not more than five (5) business days prior to such date, but after withholding or deducting any required amount of tax, all as the Committee may determine in individual cases.

7. Nonqualified Option Grants.

   (a) Each Nonqualified Option granted under the Plan shall be authorized by the Committee and shall be evidenced by a Nonqualified Stock Option Agreement which shall be executed by the Company and by the person to whom such Nonqualified Option is granted. The Nonqualified Stock Option Agreement shall, among other things, specify the number of shares of Common Stock as to which Nonqualified Option is granted, the periods during which the Nonqualified Option is exercisable and the purchase price per share thereof.

   (b) The Committee shall be authorized in its discretion to prescribe in the Nonqualified Option grant the installments, if any, in which Nonqualified Option granted under the Plan shall become exercisable. The Committee shall also be authorized to establish the manner and the effective date of the exercise of a Nonqualified Option. The term of such Nonqualified Option shall be not more than ten years from the date of grant thereof, or such shorter period as is prescribed in Paragraphs 7(d) and (e).

   A Nonqualified Option granted under the Plan shall be exercised by the delivery by the holder thereof to the Corporation at its principal office (attention of the Secretary) of written notice of the number of shares with respect to which the Nonqualified Option is being exercised. Such notice shall be accompanied by payment of the full purchase price of such shares, and payment of such purchase price shall be made, at the discretion of the Committee, by delivery of (i) cash, or (ii) his full recourse note payable to the order of the Company (but only if and to the extent permitted by applicable Delaware corporate law) having such due date, payment terms and such annual interest rate (which is not less than the minimum rate then required under the Code), as the Committee may fix in its sole discretion, or
(iii)

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in the Corporation's Common Stock owned by the optionee having a Fair-Market
Value on the date of exercise equal to the aggregate Nonqualified Option price (provided, however, that no such payment in stock shall be made unless said stock shall have been owned by the optionee for a period of more than six (6) months), or (iv) such combination of Items (i), (ii) and (iii) as the Committee may fix in its sole discretion, or (v) such other financial arrangement may be made for the payment for such shares as the Committee may fix in its sole discretion.

   In lieu of requiring an optionee to deliver cash and/or notes and/or stock and receive certificates for shares of Common Stock of the Corporation upon the exercise of a Nonqualified Option, if the Nonqualified Option so provides, the Committee may elect to require the optionee to surrender the Nonqualified Option to the Corporation for cancellation as to all or any portion of the number of shares covered by the intended exercise and receive in exchange for such surrender a payment, at the election of the Committee, in cash, in shares of Common Stock of the Corporation, or a combination of cash and shares of Common Stock of the Corporation, equivalent to the appreciated value of the shares covered by the Option surrendered for cancellation. Such appreciated value shall be the difference between the Nonqualified Option prices of such shares (as adjusted pursuant to Paragraph
12) and the Fair-Market Value of such shares. Upon delivery to the Corporation of a notice to exercise a Nonqualified Option, the Committee may avail itself of its right to require the optionee to surrender the Nonqualified Option to the Corporation for cancellation as to shares covered by such intended exercise. The Committee's right of election shall expire, if not exercised, at the close of business on the tenth business day following the delivery to the Corporation of such notice. Should the Committee not exercise such right of election, the delivery of the aforesaid notice of exercise shall constitute an exercise by the optionee of the Nonqualified Option to the extent therein set forth, and payment for the shares covered by such exercise shall become due immediately.

   (c) In the event that an employee receiving a Nonqualified Option does not remain in the employ of the Corporation or of one of its subsidiaries for the period determined by the Committee and set forth in the Nonqualified Option grant and the termination of such individual's service during such period is either (i) for cause or (ii) voluntary on the part of such individual and without the written consent of the Corporation or such subsidiary, the Nonqualified Option shall forthwith terminate on the date of such termination of employment. Retirement at age sixty-five (65) shall be deemed to be a termination of employment with the Corporation's written consent.

   (d) In the event of the termination of the employment of an employee holder of any Nonqualified Option, other than by reason of Retirement or death, he may (unless his Nonqualified Option shall have been terminated by reason of the provisions of Paragraph 7(c) or unless otherwise provided in his Nonqualified Option grant) exercise his Option at any time within three
(3) months after such termination, but not after the expiration of the Nonqualified Option, to the extent of the number of shares covered by his Nonqualified Option which were purchasable by him at the date of the termination of his employment. In the event of the termination of the employment of the holder of any Nonqualified Option because of Retirement, he may (unless his Nonqualified Options shall have been previously terminated

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pursuant to the provisions of Paragraph 7(c) or unless otherwise provided in his Nonqualified Option grant) exercise his Nonqualified Option at any time after such termination, but not after the expiration of the Nonqualified Option, to the extent of the number of shares covered by his Nonqualified Option which were purchasable by him at the date of his termination of employment. Notwithstanding the foregoing provisions hereof but subject to the provisions of Paragraph 7(c), the Committee may determine, in its sole discretion, in the case of any termination of employment that the holder of a Nonqualified Option may exercise such Nonqualified Option to the extent of the remaining shares covered thereby whether or not such shares had become purchasable by such employee at the date of the termination of his employment. Nonqualified Options granted under the Plan to employees shall not be affected by any change of employment so long as the holder continues to be an employee of the Corporation or of a subsidiary. The Nonqualified Option grant may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

   (e) In the event of the death of an individual other than an employee to whom a Nonqualified Option has been granted under the Plan, the Nonqualified Option theretofore granted to him may be exercised by a legatee or legatees of the Nonqualified Option holder under his last will, or by his personal representative or distributees, at any time after his death, but not after the expiration of the Nonqualified Option, to the extent of the remaining shares covered by his Nonqualified Option whether or not such shares had become purchasable by such an individual at the date of his death. In the event of the death of an employee while he is employed by the Corporation or a subsidiary or following Retirement or during the three (3) month period following the termination of his employment, the Nonqualified Option (if not previously terminated pursuant to the provisions of Paragraph 7(c)) may be exercised by a legatee or legatees of the Nonqualified Option under the employee's last will, or by the personal representatives or distributees of the employee at any time after his death, but not after expiration of the Nonqualified Option, but only to the extent of the number of shares purchasable by such employee pursuant to the provisions of Paragraph 7(d) at the date of termination of his employment.

   (f) The Committee shall be authorized, in its absolute discretion, to permit optionees to surrender outstanding Nonqualified Options in exchange for the grant of new Nonqualified Options or require optionees to surrender outstanding Nonqualified Options as a condition precedent to the grant of new Nonqualified Options. The number of shares covered by the new Nonqualified Options, the Nonqualified Option price, the Nonqualified Option period shall all be determined in accordance with the Plan and may be different from the provisions of the surrendered Nonqualified Options.

8. Restricted Stock Awards.

   (a) The consideration to be received for shares of Restricted Stock issued hereunder shall be (i) in such amount, to be paid in cash, as is determined by the Committee, in its sole discretion, at the time of such award, but in no event shall it be less than the par value thereof and (ii) the continued employment by the employee during the "Restricted Period" (as hereinafter defined). The recipient of Restricted Stock shall be recorded as a stockholder of the Corporation and shall have, subject to the provisions hereof, all the rights of a stockholder with respect to such shares and receive all dividends or other

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distributions made or paid with respect to such shares; provided that the shares themselves and any new, additional or different shares or securities which the recipient may be entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Corporation, shall be subject to the restrictions hereinafter described.

   (b) During a period following the date of grant, as determined by the Committee and set forth in the grant (hereinafter referred to as the "Restricted Period"), the Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient, except in the event of (i) death as hereinafter provided or
(ii) the transfer thereof to the Corporation under the provisions of the next succeeding paragraph. In the event of the death of the recipient during the Restricted Period, the aforesaid restrictions on the Restricted Stock shall immediately lapse and the legal representative of the estate of the recipient shall be free to transfer, encumber or otherwise dispose of the Restricted Stock.

   In the event that, during the Restricted Period, the employment of the recipient by the Corporation or one of its subsidiaries is terminated for any reason (including termination with or without cause by the Corporation or such subsidiary, resignation by the recipient, or retirement, except retirement with the consent of the Corporation, which consent may be conditioned upon the performance of consulting services, agreement as to noncompetition or such other conditions as may be imposed by the Corporation) other than termination of employment due to the death of the recipient, then the shares of Restricted Stock held by him shall be forfeited to the Corporation and the recipient shall immediately transfer and return to the Corporation the certificates representing all the Restricted Stock and the recipient's rights as a stockholder with respect to the Restricted Stock shall cease, effective with such termination of employment; provided, however, if the employee is required to pay more than the par value of such shares, then the Corporation shall either pay to the employee within thirty
(30) days of receipt of such Restricted Stock the amount originally paid for such Restricted Stock by such employee or return equivalent but unlegended (except for required Securities Act legends) certificates to the employee which the employee will then own absolutely. All certificates representing Restricted Stock issued pursuant to this Plan shall bear a legend indicating that the shares are subject to the restrictions set forth herein.

   During the Restricted Period, the recipient's rights to the Restricted Stock may not be assigned or transferred except by will or by the laws of descent or distribution. In the event of any attempt to sell, exchange, transfer, pledge or otherwise dispose of said shares by the recipient in violation of the provisions hereof, such shares shall be forfeited to the Corporation.

9. Incentive Options.

   (a) Each Incentive Option granted under the plan shall be authorized by the Committee and shall be evidenced by an Incentive Stock Option Agreement which shall be executed by the Company and by the person to whom such Incentive Option is granted. The Incentive Stock Option Agreement shall specify, among other things, the number of shares of Common Stock as to which any Incentive Option is granted, the periods during which the Incentive Option is exercisable and the purchase price per share thereof.

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    (b) The Committee shall grant Incentive Options under the Plan which are intended to meet the requirements of Section 422A of the Code and which are subject to the following terms and conditions and any other terms and conditions as may at any time be required by Section 422A of the Code:

     (i) No Incentive Option shall be granted to individuals other than employees of the Corporation or of a subsidiary.

     (ii) Each Incentive Option under the Plan must be granted within ten (10) years from the date the Plan was adopted by the Board of Directors.

     (iii) The purchase price of the shares subject to any Incentive Option shall not be less than the Fair-Market Value of the Common Stock at the time such Incentive Option is granted; provided, however, if an Incentive Option is granted to an individual who owns, at the time the Incentive Option is granted, more than ten (10%) per cent of the total combined voting power of all classes of stock of the Corporation or of a subsidiary, the purchase price of the shares subject to the Incentive Option shall be at least one hundred ten (110%) per cent of the Fair-Market Value of the Common Stock at the time the Incentive Option is granted.

     (iv) No Incentive Option granted under the Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Option is granted to an individual who owns, at the time the Incentive Option is granted, more than ten (10%) percent of the total combined voting power of all classes of stock of the Corporation or of subsidiary, such Incentive Option shall not be exercisable after the expiration of five (5) years from the date of its grant. Every Incentive Option granted under the Plan shall be subject to earlier termination as expressly provided in Paragraph 9(c) hereof.

     (v) The aggregate Fair-Market Value, determined at the time the Incentive Option is granted, of the shares with respect to which incentive stock options are exercisable for the first time by any such person during any calendar year, under the Plan, or incentive stock options (as defined in Section 422A(b) of the Code) under any other stock option plan maintained by the Corporation or a parent or subsidiary corporation of the Corporation or a predecessor corporation of any such corporation, shall not exceed One Hundred Thousand ($100,000) Dollars.

     (vi) For purposes of the Plan, Fair-Market Value shall be as determined by the Committee on the day preceding the day on which the Incentive Option is granted.

   (c) If the employment of an employee by the Corporation or a subsidiary shall be terminated voluntarily by the employee or for cause, his Incentive Option shall expire forthwith. For purposes of this subparagraph, an employee who leaves the employ of the Corporation to become an employee of a subsidiary or a corporation (or subsidiary or parent corporation of a corporation) which has assumed the Incentive Option of the Corporation as a result of a corporate reorganization, etc., shall not be considered to have terminated his employment.

   (d) If the holder of an Incentive Option under the Plan dies (i) while employed by the Corporation or a subsidiary, or (ii) after the termination of his employment by reason of retirement at age sixty-five

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(65) or early retirement with the consent of the Corporation, then such
Incentive Option may, subject to the provisions of subparagraph (f) of this Paragraph 9, be exercised by the estate of the employee, or by a person who acquired the right to exercise such Incentive Option by bequest or inheritance or by reason of the death of such employee at any time.

   (e) If the holder of an Incentive Option under the Plan ceases employment because of permanent and total disability (within the meaning of Section 37(e)(3) or Section 105(d)(4) of the Code) while employed by the Corporation or a subsidiary, then such Incentive Option may, subject to the provisions of subparagraph (f) of this Paragraph 9, be exercised at any time.

   (f) An Incentive Option may not be exercised pursuant to this Paragraph 9 except to the extent that the holder was entitled to exercise the Incentive Option at the time of termination of employment or death, and in any event may not be exercised after the expiration of the Incentive Option.

   (g) For purposes of this Paragraph 9, the employment relationship of an employee of the Corporation or of a subsidiary will be treated as remaining intact while he is on military, sick leave or other bona fide leave of absence (such as temporary employment by the Government) if such leave does not exceed ninety (90) days, or if longer, so long as his right to reemployment is guaranteed either by statute or by contract.

   (h) Unless otherwise provided in the Incentive Stock Option Agreement, any Incentive Option granted under the Plan shall be exercisable in whole at any time, or in part from time to time, prior to expiration.

   (i) An Incentive Option granted under the Plan shall be exercised by the delivery by the holder thereof to the Corporation at its principal office (attention of the Secretary) of written notice of the number of shares with respect to which the Incentive Option is being exercised. Such notice shall be accompanied by payment of the full purchase price of such shares, and payment of such purchase price shall be made, in the sole discretion of the Committee, by the holder's delivery of (i) his check certified payable to the order of the Corporation, or (ii) his full recourse note payable to the order of the Corporation (but only if and to the extent permitted by applicable Delaware corporate law) having such due date, such payment terms and such annual interest rate (which is not less than the minimum rate then required under the Code), as the Committee may fix in its sole discretion, or (iii) in the Common Stock owned by the holder having a Fair-Market Value on the date of exercise of equal to the aggregate option price (provided, however, that no such payment in stock shall be made unless said stock shall have been owned by the holder of the Incentive Option for more than six (6) months), or
(iv) such combination of items (i), (ii) and (iii) as the Committee may determine in its sole discretion, or (v) such other financial arrangement may be made for the payment for such shares as the Committee may fix in its sole discretion.

10. No Right to Employment.

   Nothing in the Plan or in any Performance Unit, Restricted Stock or Option award or grant pursuant to the Plan shall confer on any employee any right to continue in the employ of the Corporation or any of its subsidiaries or interfere in any way with the right of the Corporation or any of its subsidiaries to terminate his employment at any time.

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 11. Transferability and Shareholder Rights of Holders of Performance Units,
     Nonqualified Options and Incentive Options.

   No Performance Unit awarded and no Option granted under the Plan shall be transferable otherwise than pursuant to Paragraphs 6(c), 7(e) or 9(d), by will or by the laws of descent and distribution, and an Option may be exercised, during the lifetime of the holder thereof, only by him. The holder of a Performance Unit award or of an Option shall have none of the rights of a shareholder until, in the case of Options, the shares subject thereto shall have been registered in the name of the person or persons exercising such Option on the transfer books of the Corporation upon such exercise.

12. Adjustments upon Changes in Capitalization.

   (a) Notwithstanding any other provisions of the Plan, the Option grants may contain such provisions as the Committee may determine as appropriate for the adjustment of the number and class of shares subject to such options and the option prices of the shares covered thereby, in the event of changes in the outstanding Common Stock of the Corporation by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends, and, in the event of any such change in the outstanding Common Stock of the Corporation, the aggregate number and class of shares available under the Plan which may be awarded or granted shall be appropriately adjusted by the Committee; provided, however, that in any such event the Committee shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Option granted herein from being disqualified as an "incentive stock option" under the then existing provisions of the Code, or any law amendatory thereof or supplemental thereto; and

   (b) If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

13. Compliance with Securities Act.

   (a) The Committee may in its discretion authorize the awarding of Performance Units and Restricted Stock and the granting of Options, the payment, issuance or exercise of which, respectively, shall be expressly subject to the conditions that (i) the shares of Common Stock reserved for issue under the Plan shall have been duly listed, upon official notice of issuance, upon each stock exchange in the United States upon which the Common Stock is traded and (ii) a registration statement under the Securities Act of 1933 with respect to such shares shall have become effective.

   (b) The recipient of any shares under this Plan (whether by virtue of exercise of an Option, receipt of Restricted Stock or otherwise) shall represent and warrant to and agree with the Corporation that he takes such shares for investment only and not for purposes of sale and that he will also take for investment only and not for purposes of sale any rights, warrants, shares, or securities which may be issued to him on account of his ownership of such shares and that he will not sell or transfer any shares received by him

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under the Plan or any rights, shares or securities issued to him on account of the shares received by him under the Plan or any shares received by him upon exercise of any such rights or warrants without first having obtained an opinion of counsel for the Corporation that such shares, rights, warrants, or other securities may be disposed of without registration or other action under the Securities Act of 1933.

14. Withholding of Additional Federal, State and Local Income Tax.

   The Company, in accordance with Section 3402(a) of the Internal Revenue Code and the Regulations and Rulings promulgated thereunder and any corresponding state or local laws, will (unless provision is otherwise made to pay such withholding taxes which is satisfactory to the Committee) withhold from the wages of employees who are awarded or granted Performance Units, Restricted Stock or Options, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of the amount that is considered compensation includible in the employee's gross income.

15. Amendment and Termination.

   Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no awards of Performance Units or Restricted Stock or Options shall be made after February 28, 2007 and provided further that the said Plan termination shall have no effect on awards of Performance Units or Restricted Stock or Options made prior thereto. The Plan may be terminated, modified or amended by the shareholders of the Corporation. The Board of Directors of the Corporation may also terminate, modify or amend the Plan in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects which shall not change (i) the total number of shares as to which Options may be granted or which may be used in payment of Performance Unit awards under the Plan or which may be issued as Restricted Stock, (ii) the class of individuals eligible to receive awards of Performance Units, Restricted Stock and Options, (iii) the period during which awards of Performance Units or Restricted Stock may be made or Options may be granted or exercised, or (iv) make any change which would prevent an Incentive Option from qualifying as an "incentive stock option" as such term is defined in the then existing Code or any law amendatory or supplemental thereto.

   No termination, modification or amendment of the Plan may, without the consent of the individual to whom an Option shall have been previously granted, affect the right conferred by such Option.

16. Use of Proceeds.

   The proceeds from the sale of Restricted Stock or shares pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

17. Definitions.

   For purposes of the Plan, the terms "parent" and "subsidiary" shall have the same meaning as "parent corporation" and "subsidiary corporation" as such terms are defined in Sections 425(e) and 425(f) of the Code, respectively, and the masculine shall include the feminine.

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18. Governing Law.

   The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Delaware.

19. Effective Date of the Plan.

   The Plan shall become effective on the date of its adoption by the Board of Directors of the Corporation and Performance Unit and Restricted Stock awards may be made and Options granted immediately thereafter, but no Performance Unit award may be paid or Restricted Stock issued or Option exercised under the Plan unless and until the Plan shall have been approved by the holders of a majority of the outstanding shares of Common Stock of the Corporation within twelve (12) months after the date of adoption of the Plan by the Board of Directors and if such approval is not obtained within said period, the Plan and any awards made or Options granted under the Plan shall be null and void.

20. Indemnification of Committee.

   In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the Committee member or members shall notify the Corporation in writing, giving the Corporation an opportunity at its own cost to defend the same before such Committee member or members undertake to defend the same on their own behalf.

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